Exhibit 99.2

Axsome Therapeutics Receives FDA Fast Track Designation for AXS-05 for Alzheimer’s Disease Agitation

NEW YORK, May 08, 2017 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, received Fast Track designation from the U.S. Food and Drug Administration (FDA) for AXS-05 for the treatment of agitation in patients with Alzheimer’s disease (AD). There are currently no approved treatments for this condition. Axsome previously received Investigational New Drug Application (IND) clearance from the FDA to proceed with a Phase 2/3 trial of AXS-05 in this indication.

“Agitation is reported in nearly half of individuals living with Alzheimer’s disease, results in distress to patients and caregivers, and has significant consequences including early nursing home placement and increased mortality,” said Herriot Tabuteau, M.D., Chief Executive Officer of Axsome. “The receipt of Fast Track designation from the FDA highlights the serious nature of this condition, the lack of FDA-approved treatments, and the potential of AXS-05 to address this high unmet medical need.”

The FDA’s Fast Track designation program is designed to aid in the development and expedite the review of drugs that are intended to treat serious or life-threatening conditions. In order to receive Fast Track designation, a product must also demonstrate the potential to address an unmet medical need. Fast Track designation provides greater access to, and more frequent communication with, the FDA throughout the entire drug development and review process, with the goal of getting important new drugs to patients more rapidly. It also provides the opportunity to submit sections of a New Drug Application (NDA) on a rolling basis, where the FDA may review portions of the NDA as they are received instead of waiting for the entire NDA submission. In addition, Fast Track designated products are eligible for Priority Review at the time of NDA submission.

About Alzheimer’s Disease (AD) Agitation

Alzheimer’s disease (AD) is a progressive neurodegenerative disorder that manifests initially as forgetfulness advancing to severe cognitive impairment and memory loss. It afflicts an estimated 5 million individuals in the United States, a number that is anticipated to increase to approximately 14 million by 2050. In addition to cognitive decline, individuals diagnosed with AD typically experience behavioral and psychological symptoms including agitation which is reported in approximately 45% of patients. Agitation is characterized by emotional distress, aggressive behaviors, disruptive irritability, and disinhibition. Agitation in patients with AD has been associated with increased caregiver burden, decreased functioning, earlier nursing home placement, and increased mortality. There are currently no therapies approved by the FDA for the treatment of agitation in patients with AD.

About AXS-05

AXS-05 is a novel, oral, investigational drug product under development for the treatment of central nervous system (CNS) disorders. AXS-05 utilizes Axsome’s technology of combining bupropion and dextromethorphan. Dextromethorphan is an NMDA receptor antagonist, sigma-1 receptor agonist, and inhibitor of the serotonin and norepinephrine transporters. Bupropion serves to increase the bioavailability of dextromethorphan, and is a norepinephrine and dopamine reuptake inhibitor, and a nicotinic acetylcholine receptor antagonist. AXS-05 is an investigational drug product not approved by the FDA.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-05 and AXS-02. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-05 and AXS-02 are investigational drug products not approved by the FDA. For more information, please visit the company website at www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the completion, timing and proceeds of the public offering; the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com